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FOR IMMEDIATE RELEASE

           ALLIED RISER COMMUNICATIONS ("ARC") COMMENCES CASH TENDER OFFER FOR ALL OF ITS 7.50% CONVERTIBLE SUBORDINATED NOTES DUE 2007

     (DALLAS, TX, May 11, 2001) -- Allied Riser Communications Corporation (Nasdaq: ARCC) today announced that it has commenced a tender offer to purchase any and all of its outstanding 7.50 percent Convertible Subordinated Notes Due 2007, at a purchase price of $280 in cash per $1,000 principal amount of these notes. Tendering holders will also receive accrued but unpaid interest on the notes, up to, but excluding, the payment date of the offer. ARC intends to utilize cash on hand to purchase the tendered notes.

     The notes, of which an aggregate principal amount of $150 million are currently outstanding, were issued in June 2000. The principal amount of the notes repurchased by ARC in the offer will depend upon the number of notes tendered to the company and not withdrawn prior to the expiration of the offer. ARC's purpose in seeking to repurchase the notes is to reduce its annual interest expense.

     ARC's board of directors has approved the offer. However, the board is not making any recommendations to the holders of the notes whether or not to tender their notes.

     The tender offer will expire on Monday, June 11, 2001, at 5:00 p.m., (EDT), unless the company elects to extend the offer. The offer is not subject to any minimum principal amount of notes being tendered but is subject to various other terms and conditions described in the section entitled "Conditions to the Offer" in the Offer to Purchase. Goldman, Sachs & Co. is acting as Dealer Manager, and MacKenzie Partners, Inc. is acting as Information Agent, in the tender offer.

ABOUT ALLIED RISER COMMUNICATIONS

     ARC is a pioneer in delivering reliable and innovative, "first mile" broadband services and applications that enable small- and medium-sized business owners to concentrate on running their companies, while leveraging ARC's expertise to meet their communications needs. ARC designs, constructs, deploys and manages high-speed, broadband networks inside commercial office buildings located in major North American markets. Dallas-based ARC combines a balance of real estate and technology expertise with an understanding of customers' specific business communication needs to provide unbundled data communication solutions.

     ARC has filed a Tender Offer Statement on Schedule TO, including an Offer to Purchase and a Letter of Transmittal, with the Securities and Exchange Commission relating to ARC's offer to purchase all of its outstanding 7.50% Convertible Subordinated Notes Due 2007. ARC note holders are strongly advised to read the Offer to Purchase and Letter of Transmittal because they contain important information relating to the offer. These documents are available at no charge on the Securities and Exchange Commission's Website at http:\\www.sec.gov and may be obtained for free from MacKenzie Partners, Inc. by calling (800) 322-2885. The tender offer is being made solely by the Offer to Purchase and the related Letter of Transmittal.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

     Some of the statements contained in this release are not historical facts and may be deemed to contain forward-looking statements, including but not limited to statements regarding overall market demand for market acceptance of the Company's services, the intention to deploy data networks or services in additional buildings or markets and the timing and breadth of penetration in each building or market. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the intense competition for the Company's service offerings, dependence on growth in demand for the Company's services, ability to manage growth of our operations, the ability to raise additional capital and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. Prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any of the forward-looking statements contained herein to reflect future events or developments.

Contacts:
Joey D. Mooring; Sr. Mgr. Corp. Comm. & Investor Relations; ARC; 214/560-2357; jmooring@arcmail.com

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